Exhibit 99.1
JK ACQUISITION CORP.
4400 Post Oak Parkway, Suite 2530
Houston, Texas 77027
June 14, 2007
Mr. James P. Wilson
4400 Post Oak Parkway
Suite 2530
Houston, Texas 77027
Dear Mr. Wilson:
     The purpose of this letter is to set forth certain understandings regarding your advance of $55,000 (the “Advance”) to JK Acquisition Corp., a Delaware corporation (the “Company”), to pay for continuing operating expenses and certain fees, costs and expenses in connection with the Company’s proposed merger with Multi-Shot, LLC (“Multi-Shot”) (the “Merger”). Such Advance shall be subject to the following conditions:
1.	Amounts constituting the Advance shall be used by the Company to pay for continuing operating expenses and a portion of the fees, costs and expenses relating to the Merger.

2.	The Advance will be payable by the Company on the earlier of (i) the consummation of the Merger and (ii) the consummation of a business combination other than with Multi-Shot. In the event the Company fails to complete a business combination with either Multi-Shot or any other entity (I) by October 10, 2007 or, (II) if a letter of intent, agreement in principle or definitive agreement is executed, but not consummated, by October 10, 2007, then by April 10, 2008, then the Company shall not be required to repay the Advance.

3.	The Company hereby represents and warrants that: (i) it is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware; (ii) it has the requisite power and authority to enter into, execute, deliver and perform the terms hereof; (iii) its execution, delivery and performance hereof (A) has been duly authorized by all proper and necessary corporate action, (B) will not violate or conflict with any of its organizational documents, any material agreement binding upon it or any law, regulation or order applicable to it, or (C) require consent or approval of any Person which has not been obtained or which could not reasonably be expected to prevent or delay it from performing its obligations hereunder; and (iv) this letter is the legal, valid and binding obligation of the Company, enforceable against the

Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors rights generally and by equitable principles.

4.	James P. Wilson agrees to waive any rights, title, interest or claim of any kind in or to any kind in or to any monies from the Company’s initial public offering held in the trust.

5.	This letter shall be binding upon the Company, its successors and assigns and shall inure to the benefit of James P. Wilson and his successors and assigns; provided, however, that the Company shall not assign its obligations hereunder without the prior written consent of Mr. Wilson.

6.	This letter may be executed in any number of counterparts, each of which together shall constitute one and the same instrument.

7.	THIS LETTER SHALL BE GOVERNED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES
     Please indicate your agreement with the foregoing by executing a copy of this letter in the space provided and returning it to us as soon as possible.

Very truly yours, JK ACQUISITION CORP.
By:	/s/ Keith D. Spickelmier
Name: Keith D. Spickelmier
Title: President

ACCEPTED AND AGREED This 14th day of June 2007:

/s/ James P. Wilson James P. Wilson